                                                                       Exhibit 5


                         PORTER, WRIGHT, MORRIS & ARTHUR
                              41 SOUTH HIGH STREET
                            COLUMBUS, OHIO 43215-6194


                                  June 9, 1998


Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 45640

Gentlemen:

         With respect to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Oak Hill Financial, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to the registration of 1,006,250 common shares of the Company, without par value (the "Shares"), we advise you as follows:

         We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company's Amended and Restated Articles of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or "blue sky" laws of the states in which the Shares are to be offered for sale, the Shares will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                Very truly yours,

                                /s/ Porter, Wright, Morris & Arthur

                                PORTER, WRIGHT, MORRIS & ARTHUR